EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCES CONTRACTS FOR THE ATWOOD EAGLE AND THE ATWOOD FALCON

Houston, Texas
September 1, 2011

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., a Houston-based international offshore drilling contractor (NYSE: ATW), announced today that one of its subsidiaries has been awarded two contracts by Apache Energy Ltd for work in Australia for the Atwood Eagle and the Atwood Falcon with durations of 18 months and 30 months, respectively.  With these contracts, Atwood’s total revenue backlog increases from approximately $990 million to 1,550 million.

The Atwood Eagle is expected to commence its contract in July 2012 in direct continuation of its prior contract.  The Atwood Falcon will undergo approximately 90 days of planned maintenance and contract preparation work prior to transiting to Australia to commence operations expected in May 2012.  The firm contractual commitments for the Atwood Eagle and the Atwood Falcon are expected to extend to January 2014 and November 2014, respectively.

“We are very pleased to be providing deepwater drilling services to Apache with these two longer-term agreements”, commented Rob Saltiel, Atwood President & CEO.  “Atwood has been active in Australia for over 35 years, and we look forward to increasing our presence further in this growing and strategic market.”

Contact: Mark L. Mey
(281) 749-7902

Statements contained in this press release with respect to the future, including the commencement of the contracts and the out-of-service period, are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements are subject to numerous risks, uncertainties and assumptions and actual results could differ materially from those anticipated as a result of various factors including: uncertainties related to the level of activity in offshore oil and gas exploration and development; oil and gas prices; competition and market conditions in the contract drilling industry; the risks inherent in the construction of a rig; delays in the  commencement of operations of a rig following delivery; our ability to enter into and the terms of future contracts; possible cancelation or suspension of drilling contracts; the availability of qualified personnel; labor relations; operating hazards and risks; terrorism and political and other uncertainties inherent  in foreign operations (including risk of war, civil disturbances, seizure or damage to equipment and exchange and currency fluctuations); the impact of  governmental and industry laws and regulations; and environmental matters.  These factors and others are described and discussed in our most recently filed annual report on Form 10-K, in our Forms 10-Q for subsequent periods and in our other filings  with the Securities and Exchange Commission which are available on the SEC’s website as www.sec.gov.  Each forward looking statement speaks only as of the date of the particular statement and we undertake no duty to update the content of this press release or any forward-looking statement contained herein to conform the statement to actual results or to reflect changes in our expectations.